Reel Analytics

Our patented, AI-powered technology analyzes video to measure in-game athleticism. This provides coaches with more accurate player evaluations, and creates short-form video content for fan engagement.



Invest

$99.96 minimum investment

DEADLINE: August 22, 2023

in 2 months

SHARE PRICE

$1.19

TOTAL RAISED

$0

VALUATION

$12,042,800

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION


eel
analytics
MAX SPEED
SPEED: 20.6 mph
DISTANCE: 26.2 y
Max Speed
48%ile
Time to Max
Speed
48%ile
Avg. Yards of
Seperation
Created
20%ile
Avg. Transition
Time
75%ile
Player %ile Rank
Avg. NFL %ile Rank

Reel Analytics uses patented AI-powered player tracking technology that unlocks previously unavailable athleticism data from video. The objective athleticism data powers our proprietary In Game Athleticism (IGA) score, helping coaches evaluate players more accurately.

Along with the data, short-form video content with Reel Analytics' graphics overlaid is an output of our technology. The data and video content can be used by media and sports betting companies to drive fan engagement. It can also be used by fantasy football players and bettors to gain deeper insights into the players and the game.


MAX SPEED
SPEED: 20.6 mph
DISTANCE: 24.3 y
IGA SCORE
94.8
Tony Pollard
Running back
Input Game Film
Patented Player
Tracking Technology
Accurate
Player Evaluations


Michael Mayer
TE
76.7
IGA Score™
Max Speed 48%ile
Time to Max Speed 48%ile
Avg. Yards of Seperation Created 20%ile
Avg. Transition Time 75%ile
Player %ile Rank
Avg. NFL %ile Rank

Reel analytics is reinventing how the sports industry identifies and evaluates talent

Our mission is to achieve a **99%** hit-rate **by 2050**

Reel Analytics' tracking technology has an accuracy to within

+/-2%

of the NFL's NextGen Stats

NFL NEXT GEN STATS


SIDE-BY-SIDE TECHNOLOGY COMPARISON
Reel analytics
NEXT GEN STATS
TOP SPEED
21.95
JAX 17
CAR 21
3RD 13:57
1ST & 10
BAL 17
PIT 13
M. BROWN: 11 YD REC TD
Reel analytics
MAX SPEED: 21.8 mph

Reel Analytics' athleticism data and digital assets have also been referenced by:

USA TODAY · PFF · B/R BLEACHER REPORT · The Sporting News · ESPN

SUCCESS TO DATE

Reel Analytics has emerged as a trusted authority in the player evaluations space by the NFL Players Association, NFL scouts, NFL agents and nationally ranked college football programs like the **University of Georgia, University of Michigan and Texas Christian University (TCU).**



"We are thrilled to team up with Reel Analytics as we take the next step in furthering our mission to give our game's participants the best opportunity to realize their dream of being a professional football player. This new, insightful data will help give the Collegiate Bowl a leg up on the competition by providing a deeper glimpse into the skillset of our players."

Dane Vandernat
Director of Player Personnel for the NFLPA Collegiate Bowl

Deion Sanders, Hall of Fame cornerback and head coach at the **University of Colorado**, as well as former Super Bowl winning quarterback and head coach at **University of Alabama Birmingham (UAB) Trent Dilfer**, use Reel Analytics to evaluate prospects and players on their roster.



"Reel Analytics played a key role in building our championship roster at Jackson State and will do the same for us at Colorado. Their in-game athleticism score is a foundational piece of our talent evaluation process."

Deion Sanders
Head Football Coach,
University of Colorado
Former NFL player,
Pro Football Hall of Fame (2011)



"...my first few weeks at UAB, I was drinking by a fire hose and wanting objective data to look at as it related to our board. Luckily Reel Analytics was able to turn around reports for a handful of players we were interested in and give us a true understanding of how they play in pads as it relates to NFL players at their age. We are looking to develop Pros that play longer than I played in the NFL. Getting the evaluation right on the front end is crucial and we believe Reel Analytics will be a big part of that equation."

Trent Dilfer
UAB Head Coach

2019

Interviewed over 150 coaches to screen idea and determine product-market fit

2020

Developed MVP in less than six months

Filed for patent application

Onboarded by Deion Sanders' Jackson State football team as a Beta partner

2021

Helped Jackson State sign the highest rated recruiting class in NCAA championship subdivision history

2022

Established proof of value: monetized MVP by acquiring University of Michigan & Texas Christian University as paid clients



Added University of Washington and Kansas State as paid clients in

Winner of Panoramic Ventures Startup Showdown ATL pitch competition, $120k awarded

Raised $120,000 via Panoramic Ventures*

Recognized by Pepperdine University's Graziadio Business School as one of the Top 100 Most Fundable Companies

Improved tracking technology accuracy to within +/- 2% of the NFL's Zebra Technology (NextGen Stats)

*Panoramic Ventures is one of the largest tech venture funds in the Southeast led by Dr. Paul Judge and Mark Buffington.

PROBLEM

The modern-day athlete is bigger and more athletic than ever before. In the early 1900s, a 6'4" 235lb athlete was considered the biggest and slowest on an NFL roster. Now, players like DK Metcalf at the same size are among the fastest and most athletic players in the league.



1930s
1950s
1970s
1990s
2000s
Present

In spite of this, **the methods for measuring athletic ability haven't changed since the 1900s.**



67% of the players teams recruit or draft do not perform to the level of expectations, costing teams $18 billion in salaries, scholarships and financial aid. This is why over 70% of NFL rookies don’t sign a second contract with the team that drafted them, per former NFL executives and coaches.

67% = **$18B**

Athletic Assessment Miss Rate

Opportunity Cost

SOLUTION

Our AI-powered tracking technology unlocks new athleticism data from video to solve the misevaluation problem by moving beyond the stopwatch, the tape measure, and the scale. Reel Analytics' proprietary In Game Athleticism (IGA) score leverages metrics similar to a combine but in the context of a game. This innovative approach empowers evaluators with enhanced accuracy when projecting players to the next level.

1. **Verified athletic data**
2. **Objective evaluations**
3. **Position-specific metrics**
4. **Historically contextualized**
5. **Predictive analytics**

The IGA Score, an exclusive metric from Reel Analytics, is determined by analyzing position-specific athleticism measurements obtained from game footage using our patented player tracking technology.

Our scoring model was trained using data from over 15,000 college and NFL players, providing both current and historical context. Each metric is weighted, percentile-ranked, and scored.


Reel analytics
Jaxon Smith-Njigba WR
90.9
IGA Score™
Max Speed 85%ile
Time to Max Speed 19%ile
Avg. Yards of Seperation Created
Avg. Transition Time 75%ile


56%ile
Player %ile Rank
Avg. NFL %ile Rank

Coaches can now quantifiably assess what they observe on video when evaluating players. By leveraging our proprietary athleticism data, even dating back to the early 1980s, evaluators can make more precise comparisons between current prospects and historical players, enhancing their ability to project talent to the next level.


MARVIN HARRISON JR. VS. RANDY MOSS
Reel analytics
96
IGA Score
99
20.1
Max Speed (MPH)
21.3
3.3s
Acceleration (Time to Max Speed)
3.9s
4.1y
Average YOS (Created)
3.9y
0.90s
Average COD (Transition Time)
0.97s
13.4y
Average YAC (Yards After Catch)
19.6y
Reel analytics
100
75
50
50
75
100
Division 2
FCS
Group of 5
Power 5
P5 Elite

BUSINESS MODEL

Two verticals make up Reel Analytics' business model: performance analysis for teams and athletes, and fan engagement for sports media companies.





Performance Analysis

Teams and athletes can access our athleticism data via annual subscription plans, while fans can access it on their favorite sports websites.

Athletes can share their verified speed and athleticism data from Reel Analytics to college coaches for maximum exposure, and compare their scores to their peers and NFL players.



Fan Engagement

Reel Analytics offers advanced player performance data on some of the top players in the sport to modern-day sports betting or fantasy football fans looking for deeper insights.

MARKET

Today the total available global sports analytics market is valued at $2.45 billion accelerating at 27% over the next 5 years, driven by the adoption of player tracking data. By 2027, the US sports analytics market is estimated to reach $2.025 billion. By targeting 1.3 million football players and teams, we estimate our share of the market at $100 million.



Today 2023
Global Sports Analytics Market
$2.45B
US Sports Analytics Market
$0.61B
By 2027
Global Sports Analytics Market
$8.1B
US Sports Analytics Market
$2.0B
1.3 million football players and teams

PRESS

- **Jackson State University**
  Jackson State Football Will Utilize Recruiting Analytics' AI-Powered Platform
- **Panoramic Ventures**
  Recruiting Analytics is Co-winner of Eighth Startup Showdown
- **NBC Killeen**
  Killeen HFC Neil Searcy discusses helping beta test Recruiting Analytics' service for high school coaches
- **Bleacher Report**
  10 of College Football's Fastest Players in 2022
- **ESPN**
  Eagles assemble 'track team' receiver group for Carson Wentz
- **On3 NIL**
  Vanderbilt QB Mike Wright signs NIL deal with Recruiting Analytics
- **NBC Sports Boston**
  Reel Analytics Co-Founder and CEO Cory Yates on NBC Sports Boston
  These analytics suggest Marte Mapu has serious upside with Patriots
- **Ft. Worth Star Telegram**
  Duece Vaughn tops Dallas Cowboys draft class' in-game athleticism, 3rd among drafted RBs
- **University of Pennsylvania's Wharton Moneyball Podcast**
  5/10/23: NHL, NBA, NFL, CFB, MLB, Hauselman, Yates

TEAM



Cory Yates

Co-founder & CEO

Cory is a passion-driven entrepreneur motivated by innovative problem solving. He grew up in a military family where leadership, adaptability, and resiliency were ingrained in him, traits that served him well as a merchandising executive and entrepreneur as he learned to solve problems creatively and create shareholder value.

In 2011, Cory was named Décor Merchant of the Year for the best P&L performance at The Home Depot, the company's highest merchandising honor. Cory had the privilege of leading high-performing cross-functional teams responsible for high-financial impact businesses totaling billions in revenue. Cory has also been a featured speaker at the American Football Coaches Association Convention on the topic of modern data analytics in the context of player evaluations.



Alfonzo Thurman

Co-founder & COO

Alfonzo is an entrepreneur as well as an experienced Merchandising and Sourcing executive with a history of bringing innovative products to market. As a Merchandising Executive with The Home Depot and a Strategic Sourcing Director/Category Manager for Safeway, Alfonzo successfully led the launch of industry leading product lines such as Diablo Creek and Firefly wines, Husky and HDX plumbing tools.

Finding innovative ways to solve customer problems is something that Alfonzo has a passion for and is why he co-founded Mule2Go and Reel Analytics. Mule2Go utilizes crowd-sourced drivers to deliver products from local retailers, same day, with real-time delivery tracking. Reel Analytics is a sport technology and data company that uses AI-powered player tracking technology to unlock new athleticism data from video.

USE OF PROCEEDS

If the offering's maximum amount of $1,235,000 is raised:

Use	Value	% of Proceeds
Technology Development	$741,000	60.0%
Sales, General, & Administrative	$370,500	30.0%
Marketing	$62,986	5.1%
Intermediary fees	$60,515	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Recruiting Analytics Inc, doing business as Reel Analytics. This offering must raise at least $10,000 by August 22, 2023 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Reel Analytics may issue additional securities to raise up to $1,235,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

11,157,815 shares
× $1.19 per share

$13,277,800 implied valuation

FINANCIALS

Reel Analytics' official name is Recruiting Analytics Inc, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter

UPDATES

Jun 21, 2023 • Primary offering of 1,037,815 shares at $1.19

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